UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 16, 2018

TECHCARE CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-55680

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

1140 Avenue of the Americas, New York, NY	10036
(Address of Registrant’s Office)	(ZIP Code)

Registrant’s Telephone Number, including area code: (646) 380-6645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2018, the Board of Directors of TechCare Corp. (the “Registrant”) has appointed Mr. Doron Biran as the new Chief Executive Officer of the Registrant and its wholly-owned Israeli subsidiary, Novomic Ltd. (“Novomic”), replacing Zvi Yemini, who had served as the interim Chief Executive Officer of the Registrant and of Novomic since June 2018. Mr. Yemini shall continue to act as the Chairman of the Board of Directors of the Registrant.

Doron Biran (50), has over 23 years of experience in senior management and board of director positions, including experience in fields such as marketing, sales, operations and finance. Mr. Biran served in a number of capacities in the finance and business departments of Motorola Solutions Israel Solutions Ltd. During 2013-2018, Mr. Biran served as the CFO of Motorola in Israel and led the finance, procurement and administration for Motorola Solutions Israel Ltd. in Israel and Africa. Between 2010-2012, Mr. Biran served as VP Operations of Motorola Solutions Israel Ltd. during which he led the company’s business operations in Israel and Africa. Mr. Biran holds a B.A in Economics from Tel Aviv University, an M.B.A. from Ben Gurion University, a Chief Risk Officer Certificate from the College of Management.

There are no family relationships between Mr. Biran and any director or executive officer of the Registrant or its subsidiaries.

Summary of Mr. Biran’s Service Agreement

Pursuant to a service agreement dated July 8, 2018 (the “Agreement”), effective as of July 16, 2018, Mr. Biran will receive a monthly retainer of NIS 52,000 (approximately USD 14,300) plus VAT. In the event of a capital raise exceeding USD 1,000,000, Mr. Biran will be entitled to retainer increase to a total of NIS 65,000 (approximately USD 17,900). Furthermore, upon the earlier of either 24 months from the effective date of the Agreement, or a capital raise exceeding USD 5,000,000 and listing of the Registrant on the Nasdaq Stock Market, Mr. Biran shall become an employee of the Registrant and shall receive a base salary of NIS 60,000 as well as NIS 5,000 for automobile expenses (approximately USD 16,500) and other customary social benefits.

Mr. Biran will be reimbursed for customary out-of-pocket expenses incurred as a part of performing his role in accordance with the Registrants reimbursement policy.

Pursuant to the Agreement and subject to approval of the Registrant’s board of directors, Mr. Biran shall receive options to purchase common stock constituting 3% of the Registrants outstanding stock as of the date of the Agreement (the “Options”). The Options shall vest over a period of four years in quarterly increments, commencing on June 11, 2018, subject to continued provision of services by Mr. Biran in accordance with the Agreement. The Options shall accelerate and become fully vested in the event of a merger or acquisition of the Registrant at an evaluation exceeding USD 50,000,000, or in the event that the Company’s traded value exceeds USD 50,000,000 (each, “Acceleration Event” and together “Acceleration Events”), provided that Mr. Biran provided his services to the Registrant for a period of at least 12 months prior to the Acceleration Event. The exercise of each Option shall be equal to the 30-day volume weighted average price of the Company’s common stock.

Once the Registrant’s annual operating income exceeds USD 1,000,000, Mr. Biran shall be entitled to a retroactive annual bonus of up to four times his monthly retainer for that year, subject to approval of the Registrants board of directors.

In the event that Mr. Biran facilitates an investment in or purchase of the registrant, whole or in part, he shall be entitled to a fee totaling 5% of the investment or purchase price.

The Registrant shall provide Mr. Biran and those working on his behalf with directors and officers insurance in all the relevant fields, including product liability and securities insurance.

The foregoing is a summary of the material terms of the Service Agreement and is qualified in its entirety by reference to the Service Agreement. The form of the Service Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1, and the terms of the Service Agreement are incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechCare Corp.

By:	/s/ Zvi Yemini
Name:	Zvi Yemini
Title:	Chief Executive Officer

Date: July 20, 2018

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Service Agreement by and between the Registrant and Mr. Doron Biran.*

*	English Transition of Hebrew original document.